TECHNE CORPORATION RELEASES UNAUDITED SECOND QUARTER
                   RESULTS FOR FISCAL YEAR 2007

Minneapolis/January 30, 2007/--Techne Corporation's (NASDAQ: TECH) consolidated net earnings for the quarter ended December 31, 2006 increased 13.0% to $18.7 million or $0.47 per diluted share compared to $16.5 million and $0.42 per diluted share for the quarter ended December 31, 2005. For the six months ended December 31, 2006, Techne's consolidated net earnings increased 14.3% to $38.3 million or $0.97 per diluted share compared with $33.5 million or $0.84 per diluted share for the six months ended December 31, 2005. The improvement in results was mainly due to increased consolidated net sales and improved gross margin percentages.

Consolidated net sales for the quarter and six months ended December 31, 2006 were $52.5 million and $104.9 million, respectively. This was an increase of 9.3% and 9.5% from the quarter and six months ended December 31, 2005.

Biotechnology net sales, which includes sales by R&D Systems' Biotechnology Division, Fortron and BiosPacific, for the quarter and six months ended December 31, 2006 were $33.4 million and $69.3 million, increases of 7.3% and 9.3%, respectively, from the same prior-year periods. Net sales for the Biotechnology Division increased 11.1% and 10.9% for the quarter and six months ended December 31, 2006, respectively, mainly as a result of increased volume from the same prior-year periods. Approximately $500,000 and $1.2 million of the increase in Biotechnology Division net sales for the quarter and six months ended December 31, 2006, respectively, was the result of price increases. BiosPacific net sales increased for the quarter ended September 30, 2006 from the first quarter of the prior year, but decreased from the prior year for the quarter ended December 31, 2006 due to the timing of large shipments to diagnostic customers.

R&D Europe's net sales for the quarter and six months ended December 31, 2006 were $15.3 million and $28.2 million, increases of 16.4% and 12.8%, respectively, from the same prior-year periods. In British pound sterling, R&D Europe's net sales increased 4.3% and 3.5% for the quarter and six months ended December 31, 2006. Hematology net sales for the quarter and six months ended December 31, 2006 were $3.8 million and $7.3 million, increases of 1.2% and 0.2%, respectively, compared to the quarter and six months ended December 31, 2005.

Consolidated gross margins were 79.6% and 79.1% for the quarter and six months ended December 31, 2006, respectively, compared to 77.7% and 77.2% for the quarter and six months ended December 31, 2005. Biotechnology gross margins increased to 80.8% and 80.2% for the quarter and six months ended December 31, 2006 from 78.4% and 77.9% for the same prior-year periods mainly as a result of changes in product mix. Biotechnology gross margins were also affected by the sale of inventory acquired from Fortron and BiosPacific in fiscal 2006, which was valued at fair market under purchase accounting. Included in cost of sales for the quarter and six months ended December 31, 2006 were $64,000 and $355,000, respectively, related to the sale of acquired inventory compared to $281,000 and $856,000, respectively, for the same prior year periods.

Consolidated net earnings and diluted earnings per share for the quarter and six months ended December 31, 2006 were favorably impacted by the change in exchange rates from the prior year used to convert R&D Europe results from British pound sterling to U.S. dollars. The change in exchange rates from the prior year increased consolidated net earnings approximately $466,000 and $672,000 for the quarter and six months ended December 31, 2006, respectively.

In October 2006, the Company repaid its mortgage debt. The total payment of $13.8 million included the mortgage principal balance, accrued interest and a 5% prepayment penalty of $651,000. The prepayment penalty and $78,000 of unamortized loan origination fees were included in interest expense for the quarter ended December 31, 2006.

Forward Looking Statements:
This earnings release may contain forward-looking statements within the meaning of the Private Litigation Reform Act. These statements involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.

               *  *  *  *  *  *  *  *  *  *  *  *  *  *
Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, Fortron Bio Science, Inc. (Fortron), located in Minneapolis, and BiosPacific, Inc. (BiosPacific), located in Emeryville, California. Fortron develops and manufactures antibodies and BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D Europe is a distributor of biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854



                         TECHNE CORPORATION
                CONSOLIDATED STATEMENTS OF EARNINGS
               (In thousands, except per share data)
                            (Unaudited)

                                        QUARTER ENDED     SIX MONTHS ENDED
                                     ------------------  ------------------
                                     12/31/06  12/31/05  12/31/06  12/31/05
                                     --------  --------  --------  --------
Net sales                             $52,509   $48,029  $104,860   $95,738
Cost of sales                          10,714    10,695    21,951    21,791
                                     --------  --------  --------  --------
Gross margin                           41,795    37,334    82,909    73,947

Operating expenses:
 Selling, general and administrative    8,830     7,980    15,897    14,434
 Research and development               5,044     4,574     9,899     9,291
 Amortization of intangible assets        404       492       807       984
                                     --------  --------  --------  --------
   Total operating expenses            14,278    13,046    26,603    24,709
                                     --------  --------  --------  --------
Operating income                       27,517    24,288    56,306    49,238
Other expense (income):
 Interest expense                         815       238     1,083       461
 Interest income                       (1,956)   (1,130)   (3,632)   (2,104)
 Other non-operating
  expense (income), net                   428       281       913       492
                                     --------  --------  --------  --------
   Total other expense (income)          (713)     (611)   (1,636)   (1,151)
                                     --------  --------  --------  --------
Earnings before income taxes           28,230    24,899    57,942    50,389
Income taxes                            9,567     8,385    19,648    16,874
                                     --------  --------  --------  --------
Net earnings                          $18,663   $16,514   $38,294   $33,515
                                     ========  ========  ========  ========

Earnings per share:
 Basic                               $   0.47  $   0.42  $   0.97  $   0.86
 Diluted                             $   0.47  $   0.42  $   0.97  $   0.84
Weighted average common
 shares outstanding:
  Basic                                39,387    38,877    39,383    38,815
  Diluted                              39,511    39,761    39,483    39,730


                              TECHNE CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                  (Unaudited)

                                                   12/31/06      6/30/06
                                                   --------     --------
ASSETS
Cash and equivalents                               $102,558     $ 89,634
Short-term available-for-sale investments            23,751       19,212
Trade accounts receivable                            22,923       23,769
Other receivables                                     1,355        1,309
Inventory                                             9,210        9,024
Other current assets                                  7,426        6,874
                                                   --------     --------
  Current assets                                    167,223      149,822

Available-for-sale investments                       80,205       77,660
Property and equipment, net                          90,045       88,772
Goodwill and intangible assets, net                  31,215       32,021
Other non-current assets                             28,954       22,237
                                                   --------     --------
  Total assets                                     $397,642     $370,512
                                                   ========     ========
LIABILITIES
Current liabilities                                $ 12,160     $ 17,966
Long-term debt                                           --       12,198
Stockholders' equity                                385,482      340,348
                                                   --------     --------
  Total liabilities and equity                     $397,642     $370,512
                                                   ========     ========